Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:
Judd P. Tirnauer
Senior Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES FOR JUNE 2010 AND EXPECTS THIRD QUARTER EARNINGS TO BE IN THE TOP HALF OF ITS PRIOR EARNINGS GUIDANCE RANGE AND TO EXCEED LAST YEAR'S RESULTS

Philadelphia, PA, July 8, 2010 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the month of June 2010 and announced that it expects its third quarter earnings to be in the top half of its prior earnings guidance range and to exceed last year's third quarter earnings.

Net sales for the month of June 2010 decreased 0.5% to $41.0 million from $41.3 million reported for the month of June 2009. Comparable retail sales (which consists of comparable store sales and Internet sales) for the month of June 2010 decreased 2.2% on a reported basis, with no estimated impact from the "days adjustment calendar shift". During June 2010, comparable store sales decreased 4.4%, while Internet sales increased 43.3%. For June 2009 the Company's comparable retail sales decreased 11.0% on a reported basis, and decreased approximately 10.4% after adjusting for the calendar timing shift. The slight decrease in total reported sales for June 2010 compared to June 2009 resulted primarily from the decrease in comparable store sales and decreased sales from the Company's licensed relationship, partially offset by increased sales due to the re-launch of the exclusive Two Hearts® Maternity collection in Sears® and Kmart® stores in October 2009, and increased international and Internet sales.

Net sales for the third quarter of fiscal 2010 decreased 0.3% to $142.0 million from $142.5 million reported for the third quarter of fiscal 2009. Comparable retail sales for the third quarter of fiscal 2010 decreased 3.3% versus a comparable retail sales decrease of 6.0% for the third quarter of fiscal 2009. During the third quarter of fiscal 2010, comparable store sales decreased 4.9%, while Internet sales increased 31.7%. The slight decrease in total reported sales for the third quarter of fiscal 2010 compared to the third quarter of fiscal 2009 resulted primarily from the decrease in comparable store sales, partially offset by increased sales due to the re-launch of the exclusive Two Hearts Maternity collection in Sears and Kmart stores in October 2009, and increased international and Internet sales.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "We are very pleased with the progress we are making in continuing to improve the profitability of our business, even in the face of a continued challenging sales environment. We expect our earnings for the third quarter to be in the top half of our prior earnings guidance range of $1.16 to $1.34 GAAP diluted earnings per share, and to be higher than last year, despite our comparable store sales decline. Our improved earnings performance is driven primarily by the expense savings from our cost reduction initiatives and our strong merchandise gross margin performance, as well as from the growth in sales of our leased department relationships and increased international and Internet sales.

"Our sales for June and for the third quarter as a whole reflect the negative effect of the continued difficult overall retail environment. Our sales performance for the third quarter was at the low end of our expectations, with our comparable store sales decrease of 4.9% for the quarter slightly lower than the low end of our guidance range of down 1.0% to 4.5% for the quarter, and our total sales of $142.0 million at the low end of our sales guidance range of $142 to $147 million provided in our April 28, 2010 press release. In order to provide additional information regarding our sales results, beginning with our June sales release we have modified our presentation of comparable sales results to reflect comparable retail sales, which consists of comparable store sales and Internet sales.

"As we have indicated previously, although we are pleased with our continued progress in improving the profitability of our company, by no means are we satisfied or complacent, especially with regard to our sales performance, and we are keenly focused on initiatives to drive profitable sales growth, as evidenced by the re-launch of our business with Sears, the expansion of our international business and our Internet business, and the introduction of two exclusive maternity apparel lines with supermodel Heidi Klum. Furthermore, on June 28, 2010 we announced the significant expansion of our maternity apparel leased department relationship with Macy's®, through which we will expand from our current 113 Macy's locations to over 615 Macy's locations throughout the United States, offering a mix of Motherhood Maternity® and A Pea in the Pod® branded merchandise. This expansion serves to deepen our position as the leading maternity apparel retailer in the world. Also, on May 24, 2010 we announced the hiring of Emilia Fabricant as our new President. Emilia has significant experience leading women's fashion apparel brands, both in the moderate and luxury-priced markets, and she brings us the added bonus of having led a maternity apparel business and intimately knowing our mom-to-be customer. With Emilia's talent, energy and drive, she will be a critical ingredient in helping us to improve our sales performance."

During June 2010, the Company did not open any stores and closed three stores. As of the end of June 2010, the Company operates 702 stores, 976 leased department locations and 1,678 total retail locations, compared to 730 stores, 357 leased department locations and 1,087 total retail locations operated at the end of June 2009. The increase in leased department locations at the end of June 2010 versus the end of June 2009 predominantly reflects the opening of 623 Sears and Kmart leased department locations in connection with the October 2009 re-launch of the Two Hearts Maternity collection.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar month basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal month starts on a Sunday and ends on a Saturday.  Thus, for each calendar month, there is a "days adjustment calendar shift" which may help or hurt reported calendar month sales and comparable store sales due to different days of the week typically contributing more sales than other days of the week.  For June 2010, there was one more Wednesday and one less Monday compared to June 2009. The Company estimates this calendar shift did not have an impact on its reported comparable sales for June 2010. For June 2009, there was one more Tuesday and one less Sunday compared to June 2008, which the Company estimates unfavorably impacted its reported comparable sales for June 2009 by approximately 0.6 percentage points.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of June 30, 2010, Destination Maternity operates 1,678 retail locations, including 702 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has entered into exclusive store franchise and product supply relationships in India and the Middle East.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding net sales, comparable retail sales, comparable store sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, anticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, goodwill impairment charges, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.